Exhibit 99.1

Everbridge Announces Chief Financial Officer Succession Plan

Kenneth Goldman to Retire in 2019; Patrick Brickley to Be Named CFO as Part of Planned Succession

BURLINGTON, Mass. – December 3, 2018 – Everbridge, Inc. (NASDAQ: EVBG), the global leader in critical event management and enterprise safety software applications to help keep people safe and businesses running, today announced a succession plan for its Chief Financial Officer. Kenneth Goldman, who has served as Senior Vice President & Chief Financial Officer since April 2015, will retire in mid-2019.

Patrick Brickley, Everbridge Vice President of Finance & Accounting, will be promoted to the role of Senior Vice President & Chief Financial Officer upon Goldman’s retirement. As part of the planned CFO transition, Goldman will remain in a consulting advisory role with the company into 2020 reporting to Everbridge Chairman and CEO Jaime Ellertson.

“Ken’s financial and operational leadership have been instrumental in scaling Everbridge from a privately-held company to a successful public company, and the global market leader in critical event management,” said Ellertson. “Ken established the highest standards for integrity and professionalism in our world-class finance team during a period of tremendous growth for the company. After a very successful career, he is fulfilling his long-planned personal goal of retiring after turning 60 next year, and will be embarking on a new chapter to pursue personal interests.”

Patrick Brickley has over 20 years of finance, accounting, and operational leadership experience and has focused the past decade on high-growth technology companies. He joined Everbridge in May of 2015 as Vice President of Finance and was promoted to VP Finance & Accounting in 2017. He was instrumental throughout the company’s IPO process, and has been actively involved in the execution of the company’s capital transactions, M&A activity, and investor relations program beginning with the Everbridge IPO in September 2016. Prior to joining Everbridge, Brickley served as the lead finance partner to tech visionaries pursuing a number of innovation initiatives at Google in the roles of Finance Manager and Controller. Before Google, he held several financial leadership roles at ITA Software, which was later acquired by Google. Brickley began his career as a CPA at PricewaterhouseCoopers in the Technology group of the Boston office, and received his MBA from the University of Chicago Booth School of Business and his undergraduate degree in Accounting from Lehigh University.

“Ken has developed a deep bench of strong financial leaders at Everbridge to ensure that this transition is seamless,” continued Ellertson. “Patrick is an extremely talented leader who has worked closely with our entire executive leadership team building and executing our business plans since 2015. His leadership and consistent performance at Everbridge make him an excellent successor to Ken. We look forward to Patrick becoming our new Chief Financial Officer in 2019 as we continue to grow our business to address the large, multi-billion-dollar critical event management opportunity.”

About Everbridge

Everbridge, Inc. (NASDAQ: EVBG) is a global software company that provides enterprise software applications that automate and accelerate organizations’ operational response to critical events in order to keep people safe and businesses running. During public safety threats such as active shooter situations, terrorist attacks or severe weather conditions, as well as critical business events including IT outages, cyber-attacks or other incidents such as product recalls or supply-chain interruptions, over 4,200 global customers rely on the company’s Critical Event Management Platform to quickly and reliably aggregate and assess threat data, locate people at risk and responders able to assist, automate the execution of pre-defined communications processes through the secure delivery to over 100 different communication devices, and track progress on executing response plans. The company’s platform sent over 2 billion messages in 2017 and offers the ability to reach over 500 million people in more than 200 countries and territories, including the entire mobile populations on a country-wide scale in Sweden, the Netherlands, the Bahamas, Singapore, Greece, Cambodia, and a number of the largest states in India. The company’s critical communications and enterprise safety applications include Mass Notification, Incident Management, Safety Connection™, IT Alerting, Visual Command Center®, Crisis Commander®, Community Engagement™ and Secure Messaging. Everbridge serves 9 of the 10 largest U.S. cities, 9 of the 10 largest U.S.-based investment banks, all 25 of the 25 busiest North American airports, six of the 10 largest global consulting firms, six of the 10 largest global auto makers, all four of the largest global accounting firms, four of the 10 largest U.S.-based health care providers and four of the 10 largest U.S.-based health insurers. Everbridge is based in Boston and Los Angeles with additional offices in Lansing, San Francisco, Beijing, Bangalore, Kolkata, London, Munich, Oslo, Stockholm and Tilburg. For more information, visit www.everbridge.com, read the company blog, and follow on Twitter and Facebook.

Investor Contact:

Garo Toomajanian

ICR

IR@everbridge.com

818-230-9712

Media Contact:

Jeff Young

Everbridge

jeff.young@everbridge.com

781-859-4116